UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 14, 2009

HALIFAX CORPORATION OF VIRGINIA
(Exact name of registrant as specified in its charter)

Virginia	1-08964	54-0829246

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5250 Cherokee Avenue, Alexandria, Virginia	22312
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 658-2400

N/A
Former name, former address, and former fiscal year, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2009, the Company announced that Joseph Sciacca, its Chief Financial Officer and Treasurer resigned, effective January 4, 2010, to pursue other opportunities.  In connection with his resignation, the Company entered into a consulting arrangement with Mr. Sciacca which provides that he will provide consulting services to the Company until September 30, 2010 for a monthly payment of $12,534 per month.

    Effective January 4, 2010, the Company hired Robert W. Drennen, age 42, as Chief Financial Officer and Treasurer of the Company.

Mr. Drennen was the Vice President of Finance and the Chief Financial Officer for Smooth Fitness, a fitness equipment E-retailer, from July 2008 to December 2009 where he assisted with the implementation of a pre-liquidation turnaround strategy of this company. From April 2007 to June 2008, he was employed by Unreal Marketing, an on-line marketing company, as Executive Vice President of Finance and Operations where he was involved in a restructuring strategy for this company. From September 2005 to April 2007, Mr. Drennen was the founder of and a principal in a financial consulting practice serving small businesses.  From January 2002 to September 2005, he was Vice President of Finance for Puricore plc, an international products distributor. Mr. Drennen's experience also includes over 5 years in the finance department of publicly traded companies and over 5 years with a regional CPA firm.

Mr. Drennen attended Loyola College and is a certified public accountant.

Item 9.01	Financial Statements and Exhibits

(d)          Exhibits.

10.1 Consulting Agreement between the Company and Joseph Sciacca dated as of December 14, 2009.

99.1 Press Release dated December 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALIFAX CORPORATION OF VIRGINIA

Date: December 16, 2009	By:	/s/ Charles L. McNew
Charles L. McNew
President & Chief Executive Officer